Exhibit 99.2

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EDITED TRANSCRIPT

SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

EVENT DATE/TIME: DECEMBER 15, 2016 / 04:00PM GMT

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - CEO, Chairman

Mike Cockrell Sanderson Farms, Inc. - CFO, Treasurer

Lampkin Butts Sanderson Farms, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

Tom Palmer JPMorgan - Analyst

Ken Zaslow BMO Capital Markets - Analyst

Farha Aslam Stephens Inc. - Analyst

Michael Piken Cleveland Research Company - Analyst

Heather Jones Vertical Group - Analyst

Jeremy Scott CLSA Americas, LLC - Analyst

Brooke Roach Goldman Sachs - Analyst

Francesco Pellegrino Sidoti & Company - Analyst

Eric Gottlieb D.A. Davidson & Co. - Analyst

PRESENTATION

Operator

Good day and welcome to the Sanderson Farms fourth-quarter 2016 conference call. Today’s conference is being recorded. At this time, I would like to — at this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Thank you. Good morning and welcome to Sanderson Farms’ fourth-quarter and year-end conference call.

This morning, we reported net income of $76 million or $3.36 per share for our fourth fiscal quarter of 2016. During the fourth quarter of last year, we made $27.4 million or $1.22 per share.

For the year ended October 31, 2016, we reported net income of $189 million or $8.37 per share. For fiscal 2015, we reported net income of $216 million or $9.52 per share.

If you did not receive a copy of the release and accompanying financial summary, they are available on our website at www.sandersonfarms.com.

Before we continue, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Thank you, Joe, and good morning, everyone.

This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the Company. Examples of forward-looking statements include statements about future earnings, expenditures, supply and demand factors, production levels, grain cost and supply, poultry prices, and general economic conditions.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

The words believes, expects, anticipates, estimates, model, should, plans, and similar words are intended to identify forward-looking statements. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our press release and in the annual report on Form 10-K for the year ended October 31, 2016, which was filed with the SEC this morning.

All forward-looking statements speak only as of today and are based on our current expectations, beliefs, and assumptions, and that could change quickly based on many external factors that affect our business. We undertake no obligation to update or to revise forward-looking statements.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Thank you, Mike.

Fiscal 2016 was a successful year for Sanderson Farms. Overall, poultry market prices decreased for the year compared to fiscal 2015, but grain cost and flocks sold were also lower for the fourth quarter and the full fiscal year, compared to last year. Our net sales for the full year of $2.816 billion were another record for Sanderson Farms.

We moved our new Palestine, Texas, plant to full production in October. We are near completion of our new St. Pauls, North Carolina, complex. We made progress on sales of prepared chicken. We finished the year in a competitive position in our industry and we have no debt on our balance sheet.

While we have room to improve our performance, I am very grateful for the efforts of our growers and our employees during this past fiscal year and look forward to working with them to capture the opportunities available to us during the coming year.

With that introduction, I will ask Lampkin and Mike to provide details on the quarter, and I will return after they finish to discuss our focus during fiscal 2017 and answer your questions.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Thank you, Joe. Good morning, everyone. This is Lampkin.

As Joe said, overall market prices for chicken declined during the year, but we benefited from lower grain costs for the year. The average Georgia Dock price during our fourth quarter was approximately 4% lower than last year’s fourth quarter, averaging $1.10 per pound for the quarter. For the year, the Georgia Dock averaged $1.12 per pound, which represented a 2.7% decrease from the $1.15 per pound averaged during 2015. The Georgia Dock price is currently $1.0975 per pound and is consistent with strong retail grocery demand for chicken.

Bulk leg quarter prices were approximately 46% higher during the quarter, compared to last year’s fourth quarter, but for the year were lower by 6.2% compared to fiscal 2015.

Urner Barry market prices for leg quarters averaged $0.307 per pound during the quarter and $0.289 for the year.

Total industry export volume through October was higher by 2% compared to 2015 on improved export conditions once most AI bans were lifted this summer. The strong US dollar, lower oil prices, and politics continue to negatively affect export demand.

Market prices for boneless breast during our fourth quarter were higher by 7.4% when compared to the fourth quarter a year ago. The quoted market price for boneless averaged $1.38 per pound during the fourth quarter and $1.24 per pound for the fiscal year. Boneless breast prices have weakened substantially since September and the Urner Barry market price for boneless breast is currently $1.06 per pound.

Just as the Georgia Dock price has and continues to be consistent with relatively strong demand and steady supply, the Urner Barry boneless breast meat price quote reflects weak demand at foodservice and higher production.

Jumbo wing prices during our fourth quarter averaged $1.62 per pound, up 9.5% from the average of $1.48 per pound during last year’s fourth quarter. For the year, jumbo wing market prices were higher by 3.9%, from an average of $1.52 per pound during fiscal 2015 to an average of $1.58 per pound during fiscal 2016. The current Urner Barry quote for jumbo wings is $1.78 per pound and this price reflects seasonally strong demand for wings.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Our average sales price for poultry products during the full fiscal year was lower by $0.06 per pound compared to last year, decreasing 7.9% for the year ended October 31, 2016, compared to the year ended October 31, 2015. This decrease in our average sales price for chicken was offset to some extent by lower feed cost and broilers processed. For the year, feed cost and broilers processed were lower by $0.024 per pound, or 8.7%.

For the fourth quarter, our cash costs for grain delivered to our feed mills were lower than last year’s fourth quarter. Prices paid for corn delivered during our fourth quarter were lower by 4.6% compared to last year’s fourth quarter, while soybean meal prices were lower by 10.6%. Our feed cost per pound and broiler flocks processed were lower by $0.0142, or 5.3%, during this year’s fourth quarter compared to a year ago.

Like Joe, I am grateful for everyone associated with Sanderson Farms, our employees, growers, customers, and vendors, and look forward to the new year. At this point, I will turn the call over to Mike for a discussion of the quarter’s financial results.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Thank you, Lampkin.

Our financial performance, as Joe said, during the fourth fiscal quarter and the year reflects another successful year for the Company. Net sales for the quarter totaled $790.8 million and that’s up from $679.6 million for the same quarter last year. The increase in net sales for the quarter reflects an increase in poultry products sold of 13.5% and a 4.3% increase in our average sales price for poultry products compared to last year.

Our cost of sales of poultry products for the quarter ended October 31 increased 7.2%, reflecting the 13.5% increase in pounds sold, offset by a 5.3% decrease in the cost of feed and broilers processed during the quarter.

For the fiscal year, net sales totaled $2.816 billion, up 0.4% from the $2.803 billion in fiscal 2015.

Cost of sales for the year increased 2.1% compared to a year ago and totaled $2.362 billion. Our average sales price in poultry products sold during fiscal 2016 was down 7.9% compared to last year and the average cost per pound in our poultry business decreased $0.037 per pound, or 6%, compared to a year ago.

We sold 1.2 million more pounds of prepared chicken this year, a 1.4% increase, and we realized $0.047 per pound less, a 2.3% decrease. During this year’s fourth fiscal quarter, we processed 1.01 billion pounds of dressed poultry and we sold 1.017 billion pounds. We processed 3.765 billion pounds during the fiscal year and we sold 3.731 billion pounds.

For those of you modeling 2017, we currently expect to process 4.183 billion pounds of dressed poultry during fiscal 2017, and that would represent an 11.1% increase in pounds processed compared to 2016. If we run our plants as expected, those pounds would be processed as follows — 970.5 million pounds in Q1, 1.02 billion pounds in Q2, 1.082 billion pounds in Q3, and 1.111 billion pounds in Q4. These estimates, of course, are subject to change as a result of weather, changes in target live weight, market conditions, and other factors.

SG&A expenses for fiscal 2016 were up $4.8 million compared to 2015, due primarily to an increase in administrative salaries, start-up expenses at St. Pauls, and our advertising cost. For fiscal 2017, we are modeling $160 million for SG&A, which is essentially flat with 2016.

That estimate, however, includes no accruals for bonuses, ESOP, or additional performance stock compensation expenses, and those three items together totaled approximately $20 million in 2016. All three of those items are dependent, of course, on profitability, and we will consider the probability of any bonus, ESOP, or additional performance stock comp as we move through the year and we will adjust that accordingly.

The estimate for 2017 reflects a $5 million decrease in start-up costs as St. Pauls will open in January. On the other hand, this estimate includes estimated legal expenses associated with the recently filed litigation and $14 million more in advertising cost than during 2016. We’re estimating SG&A expenses of $42.4 million in Q1, $38.6 million in Q2, $38.6 million in Q3, and $40.4 million in Q4.

At the end of our fiscal year, our balance sheet reflected stockholders’ equity of $1.19 billion and net working capital of $465.1 million. For the year, we spent $200.9 million on CapEx and paid $42.9 million in dividends. CapEx expenditures included $122.4 million in St. Pauls and $5.7 million to complete the addition to our general office in Laurel. For fiscal 2016, interest expense was $1.7 million, a decrease of — from $2.1 million last year and reflects lower outstanding debt. Our effective tax rate of 35.4%, and going forward we are modeling an effective tax rate of 35%.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

We expect our CapEx for construction and maintenance during fiscal 2017 to be approximately $100 million and to be funded by cash on hand, internally generated working capital, cash flows from operations, and, as needed, liquidity provided by our revolving credit facility. Of that total, $18.3 million will be spent on the new complex in St. Pauls.

As you know, the Company has a $750 million unsecured revolving line of credit, of which $733.7 million was available to us at October 31.

Our depreciation and amortization during 2016 totaled $84.6 million and we expect approximately $98.7 million for 2017 as we begin operations in St. Pauls and begin depreciating that new plant. I am modeling $23 million for depreciation in Q1, $25 million in Q2, $25.5 million in Q3, and $25.2 million in Q4.

With that, Joe, I will turn the call back to you for comments on grain and our (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Thank you, Mike. Our feed grain costs during fiscal 2016 were lower than during fiscal 2015, and we expect flat to lower cost during fiscal 2017. If we had locked in prices for all of our needs for fiscal 2017, including what we have already priced at current values — that is, if using the Chicago Board of Trade contract prices for current and future needs as it closed last night, our cash costs for grain during fiscal 2017 would be $34 million higher than during fiscal 2016.

However, we believe the Board is high relative to supply. Given that the carryout of both corn and beans is well above a year ago, we believe we should be able to buy grain at prices similar to, if not lower, than last year. We will remain patient.

As always on this year-end call, I will share a few things we’re watching closely as we start a new fiscal year. I will — I also want to spend a few minutes discussing market prices, which have garnered a lot of interest lately.

First, as always, we will keep an eye on the South American crops. As of today, the corn and soy crops in Brazil and the rest of South America are progressing nicely.

Second, we will watch the United States Planting Intentions report next March. Most everyone believes corn acres will decrease in 2017, while soybean acres will increase. And we will closely watch that report.

Third, we will of course watch chicken production numbers. We have seen pullet placements trend higher for two years, but that hasn’t translated into significantly higher egg sets.

Finally, we will focus our efforts on St. Pauls and work to get that new complex opened and running.

Market quotes used by Sanderson Farms as a starting point to negotiate prices for fresh chicken products have received a good bit of attention in recent weeks, and I will share our thoughts on the issue. As most of you know, our Company produces both larger-sized birds in our big bird plants and medium-sized birds in our tray pack plants. Products produced from these two sized birds are typically sold to different types of customers. Most white meat products produced at our big bird plants are sold in the form of bulk pack, boneless breast meat, chicken tenders, and jumbo wings to foodservice customers. Leg quarters produced at our big bird plants are primarily sold into the export markets or as fresh whole eggs to further processors. Fresh chicken products at our tray pack plants are cut, packaged, pre-priced, and shipped primarily to retail grocery store customers.

Most of the products sold from our big bird plants are priced using formulas based on price quotes published daily by Urner Barry. UB surveys the market to determine the supply and demand dynamics for the types of products sold at our big bird plants and we price the products accordingly.

Not only is pricing products from our big bird plants very different from the pricing of the products from our tray pack plants, but pricing of individual parts from our big bird plants can be very different. Leg quarter pricing, for example, is heavily influenced by export demand, while jumbo wings move seasonally stronger during football season. This time last year, the supply and demand dynamics for leg quarters was very poor, while for wings it was very good. I say this to illustrate this point — not only are the supply and demand dynamics of the big bird and tray pack markets often very different, even the supply and demand dynamics for individual parts of the chicken produced at our big bird plants can be and often are very different.

Since the 2008 great recession put pressure on consumer traffic at most all foodservice establishments, demand for products sold for use at foodservice has experienced swings from dismal to really good. In 2008, for example, demand for boneless breast meat sold through foodservice was extraordinarily weak, as consumers lost their jobs, became cautious, and began to eat outside the home much less frequently.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Contrast that with demand for fresh chicken and other proteins at grocery stores. As consumers dined out less frequently, they cooked in their homes much more frequently. That trend has continued since 2008, and while demand for chicken purchased at retail grocery stores has increased significantly, the supply of chicken produced for those customers has increased only slightly. We estimate, based on various sources, that pounds of chicken sold through retail grocery stores during 2016 has been between 25% and 30% higher than in 2007.

On the other hand, our Kinston, North Carolina, plant, opened in 2011, represents the only net increase in production facilities devoted to tray pack customers. Live weights are up around 13%, but with demand up over 25%, the supply of chill pack product has not kept pace.

Pricing for retail grocery store chicken has been good and has improved steadily since 2008, and this is consistent with these supply and demand dynamics.

We price a portion of our production from our tray pack plants based on formulas that use the Georgia Dock whole bird prices as its base. For the past 40 years and until recently, both processors and retail grocers have trusted the Georgia Dock price as a fair and accurate reflection of the dynamics of the retail grocery store market for chicken.

Some have written or asked about what they see as a disconnect between the Urner Barry whole bird price and the Georgia Dock whole bird price. The fact of the matter is we don’t price an ounce of chicken at either price. We use these quoted market prices as the base for negotiated formulas, but individual parts put into trays, wrapped, chilled, and packaged for our customers are not priced at the Georgia Dock or the Urner Barry whole bird price.

Boneless breasts in a tray will be priced at the Georgia — at the whole bird price, plus a negotiated spread. Drumsticks might be put in a tray and sold at the whole bird price, minus a negotiated spread. Whole birds for retail grocery customers are sold not at the Georgia Dock whole bird price, but at that price minus a negotiated spread. When that spread is subtracted, realized prices are actually very close to the Urner Barry whole bird quote.

Similarly, we don’t price an ounce of product off the Urner Barry whole bird quote. The only Urner Barry quotes I pay attention to are the separate daily quotes for jumbo boneless, tenders, and wings. The Urner Barry whole bird price is not relevant to our business, and any comparison of the Urner Barry and Georgia Dock whole bird price is, as far as our business is concerned, like comparing apples and grapefruit.

Those of you who follow the chicken markets closely know that since 2008 the Urner Barry boneless breast code has range from a low of $1.06 per pound to a high of $2.14 per pound. The low points came in 2008 and again in 2011 and 2015, when demand for fresh chicken from foodservice customers was very low. We are at that low point again today as foodservice demand now and for most of 2016 has been flat, at best. The highs came in 2013 and 2014 when, because of record beef prices, many foodservice customers abandoned beef products in favor of more profitable chicken items.

On the other hand, the Georgia Dock price moved pretty steady upwards from 2008 to its record high in 2015, as consumers demanded more protein from retail grocery stores. This demand surged after the great recession in 2008 and grew even stronger in 2013 and 2014 in the face of record high beef and pork prices. While the price is down from its record high in 2015, the move upwards is understandable, as demand has increased consistently each year since 2008.

Some have asked what would happen if the Georgia price quote went away or underwent significant changes. The answer is nothing. If changes or recent adverse publicity on how that price is set cause either our customers or us to lose confidence in that pricing index, then either or both parties will look for another benchmark. If another benchmark is used, however, the formulas negotiated and used to derive the ultimate wholesale price for individual parts will also change. Like now, formulas will be negotiated based on a customer’s mix, location, volume, and needs. I am confident new formulas will allow us to sell and our customers to buy chicken at prices that reflect supply and demand.

Finally, while whatever price benchmarks used to price retail grocery tray pack products are important to our business, it is important to remember that our negotiations with customers ultimately determine the price, and we are confident our prices fairly and accurately reflect supply and demand dynamics. Indeed, while we use both Urner Barry and the Georgia Dock prices to base for pricing different chill pack customers, the end result in terms of net sales price is very, very close.

We have four plants devoted to tray pack production, all with the capacity to process 1.250 million head per week. Applying our historical yield to our target live weights would produce 7.4 million processed pounds per week, or approximately 38% of our mix in processed pounds. Of course, not all of that production ends up in a tray destined for grocery stores. Almost half of those pounds, 18% of our total mix, are backs, necks, gibs, and products that don’t make it into a tray.

In addition, not everything that ends up in a tray is priced using a Georgia Dock base formula. We have one customer using a different benchmark altogether for tray pack production and one using a combination of Georgia Dock and Urner Barry based formulas. All of our customers for tray pack products buy a large portion of their needs on contractually negotiated flat price add business. Indeed, for some customers, most of what they buy is flat priced or negotiated add business.

During the week of Thanksgiving, when our customers are focused on different proteins, tray pack product is often sold onto the spot market at negotiated prices.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

When you subtract all of these pounds from the 38%, 10.15% of our mix has been priced using formulas that use the Georgia Dock whole bird price as the base during 2016. 3.3% of our mix are chill pack products sold on Urner Barry-based formulas. Approximately 6.5% of our chill pack is based flat priced at negotiated prices or some combination of these programs.

Let me mention one other thing about the Georgia Dock, and then we will answer any additional questions you may have in just a moment. Both suppliers and buyers have demonstrated significant confidence in the Georgia Dock over the years. But I can totally understand why some may have lost confidence in that benchmark. While today we have no indication of that yet, should it occur we will simplify the new benchmark to use in beginning negotiations with our customers.

That said, I should also mention that, based on our conversations with representatives at the Georgia Department of Agriculture, we believe they are going about their review of their service in the right way. We understand from our communications with them that they intend to take their time developing a new formula. They will seek input from every constituency group who is impacted by the benchmark, including end users, and that they will periodically review and revise their formula as appropriate.

We understand their process is going to be transparent and they will invite buyers, sellers, regulators, and any other interested party to comment. We agree that is what they should do.

Our balance sheet is strong, we are debt free, and the Company is in a position to continue our growth strategy. The new complex in St. Pauls demonstrates our optimism and confidence in the long-term success of Sanderson Farms and our industry. The new complex will add value for our investors, opportunities for our employees, and high-quality products for new customers. We are committed to continue to grow our Company beyond St. Pauls as well, to add more value for our shareholders and new opportunities for our employees, and I am ready to do that. No matter the market conditions, we will continue to focus on those things we can control and manage the others.

With that, we will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Ken Goldman, JPMorgan.

Tom Palmer - JPMorgan - Analyst

It is Tom Palmer on for Ken. Just first, I had a follow-up on the Georgia Dock pricing discussion. It sounds like customers have not been switching to new pricing models at this point. So, first, is that correct? Did I hear that right?

And then, second, it has been a couple weeks without a published price. What are they using as the reference price in that interim period?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We are using the last published price and we have not had anybody switch, as of yet. We have had — of course, we have had five or six calls from customers, but nothing has happened yet. Either — this is — I would expect something to change in the future. That can’t go at an unpublished price forever, though.

Tom Palmer - JPMorgan - Analyst

No.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We understand — Mike talked with a lawyer representing the Department of Agriculture yesterday and they are working on their new system as rapidly as they can, but they’re not going to be hasty. But nothing has changed. We are using the last published quote.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Tom Palmer - JPMorgan - Analyst

Okay, thanks. And a follow-up on the marketing, it sounds like it is going to have another step up in the coming year. I realize some of that is that the marketing spend started in the second quarter, but it seemed like on a run rate basis it also was coming up a bit. Could you talk about where you are seeing increased investment on that side and how the campaign is progressing?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We’re just going to annualize it. It is not really a step up. We didn’t really go on television until July, and we will be on television starting — we’re on — we are doing our Christmas commercials now, which is totally different. We will actually start in January, and it will just be an — same rate as we had starting in July last year, but we will start in January this year. And we feel very good about the campaign.

Tom Palmer - JPMorgan - Analyst

Okay, thank you. Best of luck.

Operator

Ken Zaslow, BMO Capital Markets.

Ken Zaslow - BMO Capital Markets - Analyst

Just a question. Joe, when you were talking about the outlook, obviously you guys gave a lot of details of all the cost structure. If the commodity costs are flattish to maybe down-ish, and then the chicken price is somewhat soft, so are you thinking that the margin structure should be within the range of what we are seeing in 2017? Is that — 2016, parlaying that into 2017? Is there any major shift in the margin structure that you are seeing today that would change the general relationship of what you’ve earned over the last year?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We think 2017 is going to be similar to 2016. With these carryouts on beans and corn, obviously the farmers are hanging onto it right now, but we believe they’re going to have to turn loose of it after the first of the year to fund their — take care of their debt and also to fund their plantings for the springtime. So, we think we will have an opportunity to make a buy the first 90 days of the calendar year of 2017, and if we get the ramp up we think we’re going to get in St. Pauls, we think our margin structure will be pretty good for 2017.

Ken Zaslow - BMO Capital Markets - Analyst

And just a follow-up, and I know it’s early with the election and it seems like there is a potential that the economy may be able to rebound. Can you talk about if foodservice — we have been in, I want to say eight years, but I might be off by a couple years, but I don’t remember the last time foodservice demand was actually good.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

2007, 2007.

Ken Zaslow - BMO Capital Markets - Analyst

Okay.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

It has been that long since we have had good food — that’s ahead of us. That is something that we are looking forward to with these two new big bird deboning plants. Instead of selling boneless breast — what did we average this year? $1.23? We want to average $1.43 for the year instead of $1.23 for the year, and if foodservice — if the economy gets back and foodservice gets back, then you get to average $1.43 instead of $1.23 for boneless, and we are doing how many pounds of boneless?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

12 million a week.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

And that will go up with St. Pauls, and $0.20 a pound on that really works nicely for us.

Ken Zaslow - BMO Capital Markets - Analyst

So, just to make sure I understand this, what type of change in foodservice would dictate that type of a change in breast prices? I am not asking for exactly; I am sure you don’t have it exact, but how do you think about it? Would you need foodservice to accelerate 1% or 2% and that would get you there or —

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I think you need 3% GDP for that to happen. You need wages to grow. You need underemployment to improve. You need labor participation rates to go up. You need all of those things.

And we hadn’t had that since 2007, and surely to goodness a President Trump and a Republican — that’s going to be the priority for them. Now that’s not going to happen in January and it might not happen by June, but if you can get that trajectory going and get that started in 2017 and realize it in 2018, that is what you are — that’s the whole deal. That’s what middle America is looking for. That’s what people in Pennsylvania and Wisconsin and Michigan, that’s what they are — that’s what the whole deal is about.

Ken Zaslow - BMO Capital Markets - Analyst

Great. I appreciate it, Joe.

Operator

Farha Aslam, Stephens Inc.

Farha Aslam - Stephens Inc. - Analyst

So just building on to Ken’s question regarding your outlook for next year, Joe, you highlighted that you expect costs to be pretty similar. What about earnings and pricing, because your first quarter in 2016 was pretty weak? How are we starting out this year and your outlook for earnings for 2017?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

That’s your job, Farha. That’s not my job (laughter).

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Farha Aslam - Stephens Inc. - Analyst

Okay.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I will tell you, though, a little bit. Last year, we were selling leg quarters at $0.13, $0.14, $0.15 a pound, and leg quarters today are $0.23, $0.24 a pound. And in January, leg quarters are up. We are selling leg quarters for January. They are going to be $0.26, $0.265 a pound. They are better.

So leg quarters are almost double what we were selling them for, and we do 14 million pounds of leg quarters a week. So leg quarters are double the price and they are going to be improved in January over December, so —

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Wings are higher than a year ago also.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Wings are higher than a year ago, and tenders are —

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Tenders are higher (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Tenders are higher than a year ago and breast meat is the same. I don’t know how the Georgia Dock is compared to a year ago? [Tom]?

Unidentified Company Representative

It is a little bit lower.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

It is a little bit lower, but tray pack is still pretty good. And I don’t — how are our grain costs compared to year ago?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

About the same.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

About the same. And so compared to a year ago, we are in a better place than we were a year ago.

Farha Aslam - Stephens Inc. - Analyst

Okay, so you’re going to start the year off on a pretty strong footing. Do you have any sort of target that you’re looking for in terms of EPS for 2017?

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We always — target on what?

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Earnings per share.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We always shoot for — we have to do 20% return on equity.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

You know, Farha, if you had — we ended the year with $1.2 billion in equity, and if you just do the algebra to get to a 20% return on that, that’s $11.51 a share.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

That’s — if we don’t get that, we don’t get a bonus.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

That’s typically what the Board looks at in January when they set those bonus targets, and can’t get out ahead of them, but if they do what they typically do, a 20% return on average equity is about $11.50.

Farha Aslam - Stephens Inc. - Analyst

Wow. That’s a big number. And then, my final question has to go back to the Georgia Dock question. Your retail pricing in Georgia Dock, if the Georgia Dock is reset to a new level when that new Georgia Dock quote comes out, does all your retail get repriced? Is there a fundamental difference in profitability in your retail business when that new Georgia Dock comes out?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

What we would do is — if this happens like I think it is going to happen, if a new Georgia Dock — if they include further processors, retailers, distributors, and the new Georgia Dock comes out, and if they include — we have never quoted them a price. They never asked us for a price. If we’re included and other processors are included, we don’t know where they get their pricing information. But if this whole thing gets re-done and the Georgia Dock is lowered, just say it is lowered by $0.10 a pound, and instead of being — what is it now? (multiple speakers)

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

$1.09.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

$1.09.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

$1.09. Let’s say it comes out $0.99, then we will go to our customers and we will renegotiate their spread or we will — if they don’t want to be on the Georgia Dock, we will go on the Urner Barry or we will do something.

But what our customers are going to pay for chicken is going to be the same thing. But we will have — they have to pay the same thing. And the difference between the Georgia Dock and the Urner Barry, for example, the spreads are higher on the Urner Barry, and if you will think about the Urner Barry, our customers on the Urner Barry pays lower prices in the winter and higher prices in the spring and summer, because of seasonality of the Urner Barry prices. On the Urner Barry, breast and drums and thighs are higher in the spring and summer, lower in the winter, and their wing prices are higher in the fall and during football season through March Madness and then lower in the summer.

So the Urner Barry pricing is just backwards of the Georgia Dock. Georgia Dock is higher in the spring and it doesn’t — Georgia Dock is steadier. It doesn’t fluctuate as much as Urner Barry.

But regardless of what you are on, you are still going to get the same money for your chicken. The margins are just going to be higher.

Farha Aslam - Stephens Inc. - Analyst

That’s helpful, and one last one. Could you provide an update on the lawsuit, where we stand with that?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Farha, we can’t comment on the lawsuit, other than to say we intend to vigorously defend ourselves in court and look forward to the opportunity to do that.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Tell her what the steps are.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Right now, the schedule, of course, is public and the schedule is that after the first of the year, the defendants will have an opportunity to file a motion to dismiss, and I don’t know exactly how long it will take for that to happen, but if you by late spring or early summer get a ruling of that, then the court — or then the case will proceed, depending on the outcome of that. But that’s the next big step.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

It’s a five-year process.

Farha Aslam - Stephens Inc. - Analyst

We will watch it for the next five years. Thank you.

Operator

Michael Piken, Cleveland Research.

Michael Piken - Cleveland Research Company - Analyst

I just wanted to dig a little bit more into your feed cost outlook. Do you have any thoughts in terms of where you might be more apt to take a more aggressive position?

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

About where we may jump in?

Michael Piken - Cleveland Research Company - Analyst

Yes, again, and where you are? And maybe how much basis you’ve got locked in since your update in October.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We have — I can update you on our basis, and at our — in October, I believe we told you that we had booked our soy basis. Since then, we have booked a lot of corn basis through end of our fiscal year, so we are ready. We lack a little bit of corn basis for the fourth quarter, but we have got more than half of it booked.

I would think with the carryouts that we should be able to buy corn $3 to $3.10 at some point. It is not anywhere near that right now. The meal, last year we had a good buy on meal. Last year in January and February, meal was trading around $275 a ton. It is not anywhere near that right now, but with this carryout and with the South American crop coming, Brazil is going to start harvesting any day now, and as soon as that Brazilian crop becomes available, I would think sometime in January, it is going to cut the legs out from under US beans.

I would think we ought to have an opportunity sometime in January/February to buy some good meal. Oil is going to make more meal available to us, I think. So I think in the first calendar quarter we ought to be able to buy some better values than we see right now.

Michael Piken - Cleveland Research Company - Analyst

Okay, but how about the basis that you did lock in? Was that at a more favorable level than last year? How did the bases compare?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Meal was a little bit more favorable. Corn — let me look at this just a minute. Corn was pretty close, the same. It may have been a few cents cheaper, a little bit better, a little bit better, but not materially.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. And then, could you also talk a little bit more about your thoughts for industry expansion and just what you are seeing in terms of expectations for headcount, weights, and which category you might see more expansion in between big bird and tray pack?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I don’t see anything in tray pack. I do not — I am going to say — this will be the third year in a row I am going to tell you my expectations for weights. I have been wrong two years. I am going to be right eventually. I do not see much expansion in live weights for 2017. I was wrong in 2015 and 2016, but I do not — I believe the industry is getting close to the edge, close to the wall on live weights.

We don’t see as many of the 10-pound chickens right now in the live weights in Agri Stats as we saw last year. And we understand that some people are going to reduce some live weights because of woody breast from 9 pounds down to 7.5 pounds. Hadn’t seen that yet, but we understand that is going to happen.

And on headcount, we think maybe 1%, 1.5%. You need to remember that we are going to make a lap here on these pullet placements. 8%, 9% of these hens out there are for eggs for export. So, I think you will just see marginal — it will be our — annualizing our plant in Palestine and then St. Pauls, and you’re going to see a very slow ramp at Peco’s plant. And I think that’s going to be the majority of the expansion in the industry. Very little on weights.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Michael Piken - Cleveland Research Company - Analyst

Okay, thank you.

Operator

Heather Jones, Vertical Group.

Heather Jones - Vertical Group - Analyst

So I had a question on China. Their breeder situation has become pretty critical, and a number of the places that they were sourcing breeders from now have issues with AI. So I was just wondering if you could give us some sense of what you expect from them regarding becoming — lifting the ban on US exports?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Heather, this is Lampkin. We think — we have been optimistic that we might get China back, which would mean the AI ban lifted. I am not talking about the tariffs, but at least get the ban lifted so we could ship paws back in there. We thought sometime in 2017 we might get that.

Having said that, I have got to see how Trump gets along with China. But we got some indications in Washington that 2017, it might happen. That was before the election. So, that’s really all I know.

I do know that this has more to do — this is political. This is — China wanted plants approved to ship cooked chicken into the United States and that is in the works. It is not finalized, but it is in the works. And if that happens, we are not opposed to that, because if that happens, we believe that would open that market — or lift the AI ban.

Heather Jones - Vertical Group - Analyst

Well, and also, aren’t they in a — everything I’m hearing and reading, it sounds as if the situation is supercritical there. So doesn’t it give them a sense of urgency to get this resolved?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

It should. And I understand that the local producers are producing enough less that prices, local prices there, are improving. I just don’t have any information about how the government is responding to that. They have been more interested in what is going on in Washington than taking care of the local producer.

Heather Jones - Vertical Group - Analyst

Right, right. And then, I saw the news out of the USDA about the new GIPSA rules and open it up for a comment period. I know it will just be your take, but what is y’all’s expectation with the new administration on the GIPSA front?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

I don’t know. I don’t know, but I think we’ll be in better shape. With the new administration, I think we are in better shape to have a favorable ear about that, about those regulations.

Heather Jones - Vertical Group - Analyst

Okay.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Lampkin Butts - Sanderson Farms, Inc. - President, COO

I don’t know yet for sure, but you would think that.

Heather Jones - Vertical Group - Analyst

And my final question is on breast meat. So, Joe, you mentioned if we can get 3% GDP growth, have foodservice demand improve, and I think we are clearly all hopeful that will happen. If it takes a while longer to happen than people are anticipating, what is your expectation of breast meat pricing for your fiscal 2017, given even though Peco will be a slow ramp, it is there, you all’s St. Pauls plant, and then the full year annualization of Palestine? What could you see breast meat pricing do in 2017?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I think it will be very similar to 2018 — I mean, 2016. I think it will be very similar, but with the pricing that we had in 2016, you are probably going to see some more adds at foodservice with the values, but I still think there is enough meat out there that you’re going to see pricing very similar to what we saw in 2016. There is plenty of meat, and so I think the pricing will be pretty much the same.

Heather Jones - Vertical Group - Analyst

So you do think foodservice — given how cheap pricing has gotten, you do think foodservice will promote chicken more, despite the fact that we have much cheaper beef around?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Yes, yes, oh, yes. Yes.

Heather Jones - Vertical Group - Analyst

Okay. All right, thank you very much.

Operator

Jeremy Scott, CLSA.

Jeremy Scott - CLSA Americas, LLC - Analyst

Joe, I appreciate all the commentary on Georgia Dock. I think those disclosures are helpful.

I wanted to ask about feed conversion, which had another great year. I think it is down now four of the last five years, and so [I was] looking at this on an annual basis. But how much do you attribute that to higher big bird mix? How much do you attribute to internal efficiencies?

The point of my question is if you bought all of your feed in fiscal 2017 at the same price as fiscal 2016, what would be the decline in feed cost per pound?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Let me tell you a little bit. There are a whole lot of things that go into that. We believe that our breeder — that breeder improves every year a little bit, and that’s some of it.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

We learn some about growing the bird a little bit better every year. When we go into Palestine with all new housing, the same thing is going to happen at St. Pauls, when you get brand new housing, a brand new location, that is better every year as well. And there’s a whole combination of things that make for better feed conversion.

And our nutrition gets a little better every year, and just a whole lot of things that make for that. And we would expect 2017 to be a little bit better, absent weather, absent some disease problem, which we didn’t have either one of those very much in 2016. So we would expect a little bit of improvement in feed conversions in 2017, again, and 2 points of feed conversion is worth —.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

30 points.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

30 points off of live cost.

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay, so there is a real deflationary trend in feed cost based on better breeder improvement, based on Palestine and the new plants. Whenever you open up a new plant, there is an improvement in feed cost. Does that level off at some point or do you think that is — that trend can continue for the next couple years as you open up the St. Pauls?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

That does not ever — that has been going on for 40 years. Genetics causes that and new and better nutrition causes that, and I don’t expect that to quit. I expect that to continue.

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay, maybe in the same context there, all other COGS, I would have to assume you are experiencing higher labor costs and a leveling off of some energy costs. But it seems like you are getting a lot of improvement there from a productivity standpoint. I’m assuming it will go up next year as you open a new plant. But what is the runway there for all other COGS?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

You had — as Palestine came on up in production, your overall plant cost got better and better and better and better each quarter. At the end of the year, your total plant cost ended up down for the year compared to 2015. Your overall plant cost was down substantially compared to 2015.

You also had — on the P&L, you also had freight savings, and some of that was fuel cost and some of it was some logistical efficiencies that we achieved that we believe we will see some more of that in 2017. I don’t know that we will get that plant cost — we will see that plant cost continue, because you’ll be — you’ll probably see that in 2018. You will probably do just the reverse as you start up St. Pauls. You might see it in the fourth quarter and then see it in 2018.

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay. I guess just the crux of my question is, is there an annual margin accretion from internal efficiencies that you have targeted or (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Yes. We have targeted — I can’t remember the amount.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

You don’t usually announce it.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I’m not going to announce it. I just (multiple speakers). We target it every year. In 2015, we got two-thirds of what we targeted. 2016, we didn’t quite do that well, but we target it and we don’t report it. But that’s our internal operation results based on Agri Stats. We look at everything and we target it internally.

It doesn’t have anything to do with our bonus or anything; it’s just stuff we go after and we don’t report it like other people do. It is our own internal stuff, and we review it with all our managers every quarter and I get to say what I think about it.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

And we target efficiencies in live production and processing and in sales. It is across all operations.

Jeremy Scott - CLSA Americas, LLC - Analyst

Got it. Thanks, guys.

Operator

Adam Samuelson, Goldman Sachs.

Brooke Roach - Goldman Sachs - Analyst

This is Brooke Roach on for Adam. Thanks for taking the question. I was wondering, given the relatively healthy margins that we’ve seen in the US poultry industry, particularly in your industry in recent quarters, are you surprised there haven’t been more announcements of plans to build new processing capacity?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I am not. The larger players — in 2011, there were assets for sale, and the only people that bought them were people from overseas, primarily. Wayne did buy a plant from Perdue in Alabama, I believe, wasn’t it? But the main buyers were from Mexico and South Korea. And Tyson has a strategy of buy, rather than build. And I think — and maybe diversify into some other products besides chicken.

And it really — to build a complex, it is $150 million to $160 million, and I think that shrinks the number of people that can do it to just a few people that can go out there and do that. And so, I am not — based on the strategy that the people that have the ability to do it, based on their strategy, it does not surprise me that we are the ones that are primarily building new complexes.

Brooke Roach - Goldman Sachs - Analyst

Okay, thank you. And as one follow-up question, last year you experienced relatively benign winter weather environments and had higher yields than you were probably expecting in your outlook for pounds processed in 1H 2016. Are you assuming a return to the more typical colder weather conditions in your pounds processed outlook for early 2017?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I don’t —

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Yes, we modeled a very similar conversion in weights for Q1. If we get severe weather really anytime during the year, that will absolutely impact those numbers, but we modeled similar weights to last year.

Brooke Roach - Goldman Sachs - Analyst

Great, thank you so much.

Operator

Francesco Pellegrino, Sidoti & Company.

Francesco Pellegrino - Sidoti & Company - Analyst

Mike, you start off with guidance and you raised 2017 pound processed guidance by 3.7%, which is a pretty big number just — I don’t know how you were able to increase the number because just two months ago at the investor day we were looking for about 4.03 billion pounds and now we’re getting guidance for 4.18 billion. Greater efficiencies? Is it just getting St. Pauls ramped up sooner in the year as compared to later? And then, maybe, just where the 2018 number would be.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Yes, St. Pauls is going to come on a little faster than our earlier guidance. That’s part of it, and we hope to get it done in a year now, Lampkin.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

12 months.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Yes, 12 months. To put that in perspective, in Palestine it took (multiple speakers)

Lampkin Butts - Sanderson Farms, Inc. - President, COO

16 months.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Yes, 16, 18 months. So that’s part of it. We trued up some live weights and increased live weights a little bit. Not a lot. Most of it is the other. As you know, I have never been very good at projecting pounds processed and I have missed it before. I take — that’s me. And I do the best (multiple speakers)

Francesco Pellegrino - Sidoti & Company - Analyst

Yes, but you have been conservative.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Right.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, then just shifting gears for a bit, when I think about — and Joe, at that investor day, and you guys always do a great job just rolling out some really great industry experts, you had discussed a little bit your retail pricing formula and how you thought over the course of 2016 it would really be a wash. You did some significant discounting in the first half of 2016 and we saw things improving at least in the second half.

And at least how I track your discount on the retail side, which I know you don’t give a lot of transparency into, I am backing into a number that seems as if your discount per pound compared to some blend or some proportional blend between Georgia Dock and Urner Barry was relatively high and higher than the third quarter. So, just a little bit of color about where pricing was a dynamic, things that might have changed for the past two months?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

It wouldn’t be unusual for that discount to be larger in the fourth quarter, just because of the —

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Thanksgiving.

Francesco Pellegrino - Sidoti & Company - Analyst

Right, the seasonality, but you had a convergence of Urner Barry and Georgia Dock coming together, and I thought when the two indexes converge, you actually decrease your discount.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

We have very little product based off the Urner Barry. It is 3%.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Of the tray pack. A lot from the big bird deboning plants.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, so it’s more weighted towards the — whether it is the 1% sequential decrease in Georgia Dock with a 4% decrease year over year in Georgia Dock, that really contributed to, I guess, lower — more significant?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

The Georgia Dock wasn’t that — it was — if you are talking about — the big change was the decline in boneless breast prices from September until October. If you’re looking at pricing, that was the biggest factor. It wasn’t — it didn’t have anything to do with our tray pack stuff. Our tray pack products have been fairly stable.

We had some excess product in our tray pack plants around Thanksgiving, the week before Thanksgiving, two weeks before Thanksgiving, but that’s normal. That wasn’t any different in 2015 or 2016, 2014.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

The big deal affecting our pricing was the decline in boneless breast meat after September. Nothing else declined appreciably. Tenders declined a little bit. Leg quarters went down $0.01, but the big decline was in boneless breast meat. It went from $1.40 something in August to $1.06 by the end of October. That was the only significant price change of any product we had. It wasn’t in the tray pack.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay. Okay, that’s helpful. And I guess when I just start thinking about the export markets, I know Heather brought up China. What is the industry sentiment about Russia going forward? And when I look at where export numbers were in 2014 or for the full year in 2013, it is a pretty sizable export market that the industry currently is not selling into. And just what type of impact could that have on domestic production in regards to if that channel were to open up?

Lampkin Butts - Sanderson Farms, Inc. - President, COO

We don’t have any reason to think Russia is going to open.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Because of Crimea. All the sanctions the US — when Russia invaded Crimea, all of your — Canada and the US over a period of time put all kind of sanctions on Russia. Russia immediately shut down. They wanted to do that to protect their local industry. All of those sanctions are going to have to be lifted.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

They have extended them for another year.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Oh, of course. Yes, yes, yes.

Lampkin Butts - Sanderson Farms, Inc. - President, COO

Russia is not going to open.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

And we were — what was our tonnage to Russia?

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

250,000 metric tons a year when they closed.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Yes, when they closed. It had gone from 900,000 metric tons down to 250,000 metric tons. It was a small market by that time, and all of that has to be unwound and relations restored, and I just don’t see that anywhere near in the cards for Russia.

They have a — they have built up a huge industry there now and they are exporting product out of Russia. I guess it is whole birds. Their product is very expensive, and it is not — the industry was subsidized to be built, but they don’t like American protein coming in there, I can tell you that. But it is a — it is a long way from being a market for us.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

Francesco Pellegrino - Sidoti & Company - Analyst

Okay. I appreciate that clarification and that’s it for me. Thanks again, guys.

Operator

Eric Gottlieb, D.A. Davidson.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Thanks for taking my questions. A lot of my questions have been answered, but I just have a few clarifications. So, your assumptions of earnings being on par next year and then to contrast that with the weak first quarter, does this mean as a run rate beyond that first quarter or factoring that in, meaning we will be probably less than the last three quarters?

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

We gave our sentiments for the first quarter, not the year. We’re certainly not guiding anybody anywhere.

But that said, in response to Farha’s question, we said if you get grain cost equal to or a little below 2016 and the chicken markets are about the same, yes, you end up with the same runway. Of course, as you just observed, if you get out of the gate quicker, which we have in our first quarter, we could give a little away to the market when we get to next summer and still get to the same point. But we don’t know what chicken prices are going to be next summer.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Okay, thanks.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Absolutely.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Switching gears a little bit, now customers that may or may not renegotiate when the Georgia Dock goes away or changes or whenever that happens, would the formula stay for as long as they normally do? Are pricing of contracts going to become a little bit shorter? Or do you expect them to?

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Not necessarily shorter. I think what you are describing will be worked out one customer at a time. And supply and demand will set the price.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Fair enough. And then, I won’t hold you to this, but when do you actually think the Georgia Dock comes back?

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

I don’t know. I spoke with some of their representatives yesterday and they said I can certainly talk about this today, but they are waiting on companies to get sufficient data to them to start resetting it. And that’s obviously beyond their control.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

They asked for affirmation from companies and we provided that, but apparently some companies have not and they are waiting on that. They didn’t indicate a time.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Okay, and my last question is not specific for you. I have been asking this to pretty much every company. Have you factored in or have you expected — have you modeled in expectations of higher minimum wages going forward? Or you will cross that bridge when it comes to it? And then, contrast that with expectations of lower corporate taxes.

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

No to the taxes. Our wages are significantly higher than minimum wage everywhere we operate.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

What is our starting wage?

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

Very significantly. So we have not —

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Our starting wage is $11.85 an hour. (multiple speakers)

Mike Cockrell - Sanderson Farms, Inc. - CFO, Treasurer

So we haven’t made any assumptions (multiple speakers)

Lampkin Butts - Sanderson Farms, Inc. - President, COO

We are way above minimum wage. More than $4 above minimum wage now.

Eric Gottlieb - D.A. Davidson & Co. - Analyst

Okay. Very good. I appreciate the color. Thank you very much.

Operator

There are no further phone questions at this time.

Joe Sanderson - Sanderson Farms, Inc. - CEO, Chairman

Good. Thank you all for spending time with us this morning, and on behalf of everyone at Sanderson Farms, we wish you all a Merry Christmas and a happy and prosperous New Year.

Operator

Ladies and gentlemen, that does conclude today’s conference. Thank you for your participation. You may now disconnect.

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DECEMBER 15, 2016 / 04:00PM GMT, SAFM - Q4 2016 Sanderson Farms Inc Earnings Call

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